Exhibit 99.1

FOR IMMEDIATE RELEASE

COMARCO Reports Continued Progress in Fiscal Second Quarter 2007

Fiscal Second Quarter Revenue Grows 23% Sequentially and 17% Year-Over-Year

Company Earns $0.03 Per Share

Investment in Strategic Business Initiatives Continues

Lake Forest, Calif., Sept. 14, 2006 – Comarco, Inc. (NASDAQ: CMRO), a leading provider of wireless test solutions, wireless emergency call box systems, and ChargeSource mobile power products for notebook computers, cellular telephones, and other handheld devices, today announced financial results for the second quarter of fiscal year 2007 ended July 31, 2006.

Revenue for the second quarter of fiscal 2007 was $13.0 million, up 17% compared with $11.1 million in revenue reported for the second quarter of fiscal 2006. On a sequential basis, second quarter revenue was up 23% compared with $10.6 million reported for the first quarter of fiscal 2007.

Beginning with first quarter of fiscal 2007 and in accordance with U.S. Generally Accepted Accounting Principles, Comarco adopted Statement of Financial Accounting Standards No. 123R (“123R”). The Company’s results now include the cost of stock-based compensation. There were no such costs incurred in the prior fiscal year.

Net income for the second quarter of fiscal 2007 was $242,000 or $0.03 per share, which includes non-cash stock-based compensation totaling $146,000 or $0.02 per share. Net income for the second quarter of fiscal 2006 was $327,000 or $0.04 per share.

“We were pleased with our progress in the second quarter as we continued our efforts to position our ChargeSource and WTS businesses for strong future growth,” said Comarco President and CEO, Tom Franza. “During the second quarter, we invested aggressively in our ChargeSource business in the development of custom applications designed specifically for the laptop OEMs. With our WTS business, we are pursuing strategic initiatives that will enhance its distribution and revenue opportunities.”

“Our second quarter financial results were driven by strong sales of our ChargeSource products into the retail channel, as well as contracts to upgrade the installed base of call box systems. Revenue derived from the sale of our ChargeSource products into the retail channel continued to exceed $4.0 million. This performance marks the fourth consecutive quarter for retail sales in excess of $4.0 million,” Mr. Franza concluded.

ChargeSource revenue for the second quarter of fiscal 2007 was $4.5 million, up $2.8 million or 165% compared with $1.7 million reported for the second quarter of fiscal 2006. On a sequential basis, ChargeSource revenue for the second quarter was up $0.4 million or 9% compared with $4.1 million for the first quarter of fiscal 2007.

Second quarter call box revenue was $4.7 million, up $1.2 million or 34% compared with $3.5 million reported for the second quarter of fiscal 2006. On a sequential basis, call box revenue for the second quarter was up $1.9 million or 67% compared with $2.8 million for the first quarter of fiscal 2007.

25541 Commercentre Drive Lake Forest, CA 92630        Office: (949) 599-7400        Fax: (949) 599-1415

WTS revenue for the second quarter of fiscal 2007 was $3.7 million, down $2.2 million or 37% compared with $5.9 million reported for the second quarter of fiscal 2006. On a sequential basis, WTS revenue for the second quarter was up $0.1 million or 4% compared with $3.6 million for the first quarter of fiscal 2007.

Revenue for the six months ended July 31, 2006 was $23.5 million, up $4.4 million or 23% compared with $19.1 million for the corresponding period of fiscal 2006.

Net loss for the six months ended July 31, 2006 was $333,000 or $0.05 per share, which includes non-cash stock-based compensation totaling $229,000 or $0.03 per share. Net loss for the six months ended July 31, 2005 was $1.2 million or $0.16 per share.

Business Outlook

With respect to the Company’s WTS business, the Company continues to focus on achieving its revenue target of approximately $20 million for fiscal 2007. However, there are several factors which continue to present challenges to achieving this goal, including the relatively small number of wireless carrier and equipment vendor customers, softness in the Company’s European region and uncertainty regarding the timing and amount of anticipated orders.

The Company’s call box business entered fiscal 2007 with contracts to upgrade a significant portion of the installed base to digital and TTY technologies. During the second quarter, the Company was notified of a customer’s intention to delay the commencement of their upgrade project until the next fiscal year. Due to this delay, fiscal 2007 revenue for the emergency call box business is currently expected to total approximately $16.0 million, a $2.0 million decrease compared to prior revenue guidance.

The Company’s revenue growth expectation for its ChargeSource business remains unchanged. The Company expects to continue to gain placement in retail, OEM, and other channels through its relationship with Kensington and others. As a result, the Company continues to expect ChargeSource revenue for fiscal 2007 to grow in comparison to the prior fiscal year and total approximately $18.0 million, an expected 46 percent increase compared with fiscal 2006.

Forward-Looking Information

This news release includes “forward-looking statements” that are subject to risks, uncertainties, and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Forward-looking statements in this release are generally identified by words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “would,” and similar expressions that are intended to identify forward-looking statements. A number of important factors could cause our results to differ materially from those indicated by these forward-looking statements, including, among others, the impact of perceived or actual weakening of economic conditions on customers’ and prospective customers’ spending on our products and services; quarterly fluctuations in our revenue or other operating results; failure to meet financial expectations of analysts and investors, including failure from significant reductions in demand from earlier anticipated levels; potential difficulties in the assimilation of operations, strategies, technologies, personnel and products of acquired companies and technologies; risks related to market acceptance of our products and our ability to meet contractual and technical commitments with our customers; activities by us and others

25541 Commercentre Drive Lake Forest, CA 92630        Office: (949) 599-7400        Fax: (949) 599-1415

regarding protection of intellectual property; competitors’ release of competitive products and other actions and risks relating to the replacement of the exclusive distributor of our WTS products in Europe. Further information on potential factors that could affect our financial results are included in risks detailed from time to time in our Securities and Exchange Commission filings, including without limitation our annual report of Form 10-K for the year ended January 31, 2006.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither any other person nor we assume responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Earnings Conference Call

Comarco will host a conference call to discuss the financial results for the fiscal second quarter of fiscal 2007 which ended July 31, 2006, current corporate developments and outlook for the remainder of fiscal 2007 at 11 a.m. Pacific Time on September 14, 2006. Dial (800) 218-4007 domestically or (303) 262-2139 internationally to listen to the call. A live Webcast will also be made available at www.comarco.com. A replay will be available approximately one hour after the call for 7 days following the call’s conclusion. To access the replay, dial (800) 405-2236 for domestic callers or (303) 590-3000 for international callers, both using pass code 11070944#. An archive of the call will be made available at www.comarco.com for 90 days following the call’s conclusion.

About Comarco

Based in Lake Forest, Calif., Comarco is a leading provider of wireless test solutions for field test applications, wireless emergency call box systems, and ChargeSource universal mobile power products for laptop computers, cellular telephones, and other handheld devices. The Company’s Web sites can be found at www.comarco.com and www.chargesource.com.

Company Contacts:		Investor Contact:
Tom Franza	Dan Lutz	Douglas Sherk/Jenifer Kirtland
President and CEO	Vice President and CFO	CEO/Managing Director
Comarco, Inc.	Comarco, Inc.	EVC Group, Inc.
(949) 599-7440	(949) 599-7556	(415) 896-6820
tfranza@comarco.com	dlutz@comarco.com	dsherk@evcgroup.com

25541 Commercentre Drive Lake Forest, CA 92630        Office: (949) 599-7400        Fax: (949) 599-1415

COMARCO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended July 31,		Six Months Ended July 31,
	2006	2005	2006	2005
Revenue	$12,972	$11,134	$23,528	$19,097
Cost of revenue	8,246	7,069	15,271	12,595

Gross profit	4,726	4,065	8,257	6,502
Selling, general and administrative costs	2,606	1,959	5,124	4,157
Engineering and support costs	2,099	1,803	3,977	3,617

Operating income (loss)	21	303	(844)	(1,272)
Other income	221	63	450	120
Gain on sale of investment in SwissQual	—	—	61	—

Income (loss) before income taxes	242	366	(333)	(1,152)
Income tax expense	—	—	—	—

Income (loss) from continuing operations	242	366	(333)	(1,152)
Loss from discontinued operations	—	(39)	—	(42)

Net income (loss)	$242	$327	$(333)	$(1,194)

Basic and diluted loss per share:
Income (loss) from continuing operations	$0.03	$0.04	$(0.05)	$(0.16)
Loss from discontinued operations	—	—	—	—

Net income (loss)	$0.03	$0.04	$(0.05)	$(0.16)

Weighted average common shares outstanding:
Basic	7,391	7,422	7,410	7,422

Diluted	7,436	7,431	7,410	7,422

Common shares outstanding	7,379	7,422	7,379	7,422

25541 Commercentre Drive Lake Forest, CA 92630        Office: (949) 599-7400        Fax: (949) 599-1415

COMARCO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	July 31, 2006	January 31, 2006
	(Unaudited)	(A)
ASSETS
Current Assets:
Cash and cash equivalents	$22,989	$26,017
Short-term investments	806	1,166
Accounts receivable, net	10,718	9,285
Accounts receivable subject to litigation, net	—	500
Inventory	7,234	8,749
Other current assets	1,345	423

Total current assets	43,092	46,140

Property and equipment, net	2,771	1,595
Software development costs, net	708	1,361
Intangible assets, net	995	1,257
Goodwill, net	2,394	2,394
Restricted cash	500	—
Other assets	59	58

	$50,519	$52,805

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$821	$727
Deferred revenue	5,942	5,480
Deferred compensation	806	1,166
Accrued liabilities	6,768	9,324

Total current liabilities	14,337	16,697
Deferred rent	657	—

	14,994	16,697
Stockholders’ equity	35,525	36,108

	$50,519	$52,805

(A)	Derived from the audited consolidated financial statements as of January 31, 2006.

25541 Commercentre Drive Lake Forest, CA 92630        Office: (949) 599-7400        Fax: (949) 599-1415